Exhibit 99.1

Contacts:
HemoSense, Inc.	Lippert/Heilshorn & Associates
Paul Balsara, V.P. Finance &	Bruce Voss or Don Markley
Chief Financial Officer	dmarkley@lhai.com
pbalsara@hemosense.com	(310) 691-7100
(408) 240-3794

HEMOSENSE TIGHTENS YEAR-END REVENUE GUIDANCE AND IMPROVES NET LOSS GUIDANCE

ANNOUNCES ACHIEVEMENT OF GROSS PROFIT AND REGULATORY APPROVAL IN CHINA

SAN JOSE, Calif. – November 2, 2005 – HemoSense, Inc. (AMEX:HEM) today updated its financial guidance for its fiscal year ending September 30, 2005, previously announced on July 28, 2005. The Company now anticipates fiscal 2005 total revenue to be $8.7 million to $8.8 million, representing growth of 168% to 171% compared with fiscal 2004 total revenue. Previous guidance was for fiscal 2005 revenue of $8.6 to $8.9 million. Compared with the prior fiscal year, operating expenses will reflect increased investment in sales and marketing, and higher general and administrative expense primarily associated with operating as a public company. HemoSense anticipates a fiscal 2005 net loss of $11.7 million to $11.9 million. Previous guidance was for a fiscal net loss of $12.0 to $12.2 million.

HemoSense also disclosed that for this fourth fiscal quarter the Company achieved its first quarterly gross profit.

Additionally, HemoSense disclosed that it recently received regulatory clearance to market the INRatio system in China.

About HemoSense

HemoSense develops, manufactures and markets easy-to-use, handheld blood coagulation testing systems for monitoring patients taking warfarin, an oral blood-thinning agent given to prevent potentially lethal blood clots. The HemoSense INRatio(R) system, used by healthcare professionals and patients themselves, consists of a small, portable monitor and disposable test strips. It provides accurate and convenient measurement of blood-clotting time, or PT/INR values. Routine measurements of PT/INR are necessary for the safe and effective management of the patient’s warfarin dosing. INRatio is sold in the United States and internationally. For more information, visit www.hemosense.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding the Company’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, statements concerning the Company’s financial guidance for fiscal 2005 and the achievement of positive gross margins are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties that may cause the actual results to differ materially from the statements contained herein. The Company’s fiscal 2005 year end financial results are preliminary and unaudited, and subject to adjustment. Further information on the Company’s business, prior financial results and risk factors are detailed in its filings with the SEC, including its Registration Statement on Form S-1, as amended. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

HemoSense(R) and INRatio(R) are registered trademarks of HemoSense, Inc.

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